Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORT CREDIT
(Swedish Export Credit Corporation)
WTI Linked Notes
Due August 31, 2010
Final Term Sheet

Principal:	$2,414,000
Trade Date:	8/28/07
Settlement Date:	8/31/07
Maturity Date:	8/31/10
Indexed Note:	The index will be NYMEX WTI Light Sweet Crude Oil futures contract with the first nearby month expiration (the Index Contract)
Issue Price:	100.00%
Underwriters Discount:	2.00%
Net Proceeds:	98.00%
Redemption Price:	The greater of: a) 100.00% b) Par + Supplemental Redemption Amount where Supplemental Redemption Amount equals: Participation Rate * Average Index Return
Coupon:	0%
Participation Factor:	128%
Average Index Return:	(Average Index Value — Starting Index Value)/Starting Index Value
Starting Index Value:	71.73
Average Index Value:

“Average Index Value” means the arithmetic average of the closing levels of NYMEX WTI Light Sweet Crude Oil first nearby month futures contract on the three Annual Index Valuation Dates as determined by the Calculation Agent in good faith and a commercially reasonable manner; or, if a Market Disruption Event exists on any of these Annual Index Valuation Dates, the closing level of NYMEX WTI Light Sweet Crude Oil first nearby month futures contract as determined by the Calculation Agent in accordance with the definition of Market Disruption Event.

Annual Index Valuation Dates:

August 27th, 2008, 2009, 2010. If any such day is not a Business Day, the Annual Valuation Date for that year will be the next succeeding business day, subject to Modified Following Business Day adjustment, and, if necessary, Market Disruption Event adjustment

Business Days:	New York and London
Trading Days:	A day on which NYMEX is open for trading in the Index Contract
Calculation Agent:	Bank of America, N.A.
Denominations:	Minimum denominations of $10,000 and $1,000 in excess thereof
Underwriter:	Banc of America Securities LLC
CUSIP:	00254ECZ3

The issuer has filed a registration statement (inlcuding a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.